Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
ir@fmc.com
FMC Corporation Announces Fourth Quarter and Full Year 2014 Results
Fourth Quarter 2014 Highlights

•	Consolidated revenues of $1.1 billion, a decline of 3 percent

•	Consolidated adjusted earnings per share of $1.12, an increase of 7 percent

•	Agricultural Solutions segment earnings of $130 million, a decline of 5 percent

•	Health and Nutrition segment earnings of $44 million, an increase of 9 percent

•	Minerals segment earnings of $48 million, an increase of 32 percent

Full Year 2014 Highlights

•	Consolidated revenues of $4.0 billion, an increase of 4 percent

•	Consolidated adjusted earnings per share of $4.03, an increase of 4 percent

•	Agricultural Solutions segment earnings of $498 million, a decline of 8 percent

•	Health and Nutrition segment earnings of $188 million, an increase of 11 percent

•	Minerals segment earnings of $167 million, an increase of 30 percent

PHILADELPHIA, February 4, 2015 - FMC Corporation (NYSE:FMC) today reported fourth quarter revenue of $1.1 billion, a 3 percent decrease versus the same period in 2013. The company reported net income of $76.5 million, or $0.57 per diluted share, in the fourth quarter of 2014, compared to net income of $27.1 million, or $0.20 per diluted share, in the fourth quarter of 2013. Fourth quarter results include charges of $74.5 million after tax, or $0.55 per diluted share, compared to charges of $114.3 million after tax, or $0.85 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $1.12 per diluted share, an increase of 7 percent versus the prior-year quarter of $1.05.

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Segment Results
FMC Agricultural Solutions
Fourth-quarter segment revenue for FMC Agricultural Solutions was $626.9 million, a decrease of 7 percent versus the prior-year quarter. For the full year, segment sales of $2.2 billion increased 1 percent. Fourth-quarter segment earnings were $130.3 million, a 5 percent decrease versus the prior-year quarter. Full-year segment earnings of $497.8 million decreased 8 percent versus 2013.
In the quarter, slow demand in Brazil continued to impact the business, particularly due to a reduction of cotton acreage, continued dry conditions impacting sugarcane and higher than normal channel inventories. The impact of this slowdown was partially offset by stronger demand in other parts of Latin America and in North America. In Mexico, demand for herbicides and insecticides for use in fruit and vegetable crops increased, and continued market penetration in Argentina resulted in higher revenue. North America saw higher demand for pre-emergent herbicides that resulted in higher sales and higher prepayments collected during the fourth quarter compared to the fourth quarter 2013. In the quarter, operating margins were slightly up over last year, with improvements from reduced third party product sales offset by currency headwinds and increases in planned development and research investments.
Global crop protection markets are expected to be flat to slightly down in 2015. The macroeconomic environment remains uncertain, mainly in light of current expectations of currency movements, interest rates, agricultural commodity prices and oil prices. FMC expects that earnings contributions from the Cheminova acquisition, the continued spread of weed resistance in North and Latin America, and market share gains in Asia and EMEA will drive full-year segment earnings 15 to 30 percent higher in 2015 than 2014.

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FMC Health and Nutrition
Fourth-quarter segment revenue for FMC Health and Nutrition was $191.8 million, an increase of 1 percent versus the prior-year quarter. For the full year, segment revenue was $828.2 million, an increase of 9 percent over 2013. Segment earnings of $44.2 million were 9 percent higher than the prior-year quarter. Full-year segment earnings were $187.9 million, an increase of 11 percent. Revenue increases in the quarter were driven by demand in health markets globally and in North American nutrition markets, but were partially offset by the rapid devaluation of the Euro against the dollar, continued softness in the Chinese beverage markets and reduced demand for nutraceutical omega-3 products. During the quarter, an initiative to improve operational efficiencies was launched that will result in restructuring charges in 2014 and 2015.
For 2015, full-year segment earnings are expected to increase by mid-single digit percent. Earnings growth is expected to come from moderate demand recovery in the Chinese beverage market, continued demand for pharmaceutical products, particularly excipients, and benefits from operational improvements.
FMC Minerals
As previously announced, FMC signed a definitive agreement to sell its Alkali Chemicals business to Tronox Limited for $1.64 billion. The transaction is expected to close at the end of the first quarter subject to customary regulatory approvals and closing conditions. As a result, Alkali Chemicals will move to discontinued operations for 2015, and the FMC Minerals segment will be renamed FMC Lithium.
Fourth-quarter segment revenue for FMC Minerals was $273.5 million, an increase of 4 percent from the prior-year quarter. For the full year, segment revenue was $1.0 billion, an increase of 7 percent over 2013. Revenue for the fourth quarter and full year in Alkali Chemicals was up 7 percent and 4 percent over the prior-year periods driven by higher volumes and pricing. Fourth-quarter revenue in Lithium was down 3 percent over the prior-year quarter driven by product mix. For the full year, Lithium revenue was up 15 percent and earnings in the business were up approximately 125 percent related to strong operational performance and higher volumes.
Segment earnings for the fourth quarter and full year were $47.9 million and $166.7 million, up 32 percent and 30 percent, respectively. The earnings improvement was a result of favorable year-over-year pricing and record production in soda ash and improved Lithium operations, partially offset by the increasing cost environment in Argentina.

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For 2015, demand for energy storage applications continues to grow at double-digit rates leading to an anticipation of higher prices for both lithium hydroxide and carbonate. Reduced sourcing of lithium carbonate from third parties and softness in butylithium demand will lead to slightly lower revenue in 2015. Additionally, the challenges of operating in Argentina, both from a macroeconomic and operational perspective, are expected to be a drag on reported segment earnings. As a result, reported segment earnings, which will include only our FMC Lithium business, are expected to be within the range of $15 million to $25 million.
Corporate and Other
Corporate and other expenses were $19.9 million, and interest expense, net, was $15.8 million. For the quarter, depreciation and amortization was $33.2 million and capital additions were $75.5 million. On December 31, 2014, gross consolidated debt was $1.7 billion, and debt, net of cash, was $1.6 billion. The underlying adjusted tax rate was at 21.4 percent in the fourth quarter and 24.5 percent for the full year.
The Cheminova acquisition remains on track to close in the first quarter of 2015, subject to final regulatory approvals.
Outlook
Pierre Brondeau, FMC president, CEO and chairman, said: “In 2014, the agriculture industry began experiencing a slowdown, particularly in Brazil. Given our leading position in Brazil, this significantly impacted our results. Looking forward to 2015, multiple factors suggest that the crop protection market globally will be, at best, flat to 2014. However, the benefits of Cheminova, especially a more balanced geographic exposure and the ability to realize cost and revenue synergy benefits, will allow FMC to grow segment earnings in Agricultural Solutions between 15 and 30 percent.
“In Health and Nutrition, while we are pleased with the performance in 2014, we believe there are opportunities for improvement by focusing on operational efficiency. Our Manufacturing Excellence programs have demonstrated significant benefits in both Alkali and Lithium, and will be implemented in this segment during 2015.

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“The process to sell Alkali Chemicals went very well, and we are pleased with the terms we achieved. In Lithium, we are optimistic that demand for downstream products, particularly for energy storage applications, will continue to grow rapidly. Despite strong underlying performance in our Lithium business, we are unable to produce consistent results across multiple years due to the challenges of operating in Argentina’s high-inflation environment.
“2015 is an important year for FMC. In the first part of the year, we will complete the steps we have previously announced in order to position FMC for the future. After we close on the Cheminova and Alkali transactions, we will be in a position to provide additional insights into 2015 and our performance expectations for the next few years.”
2015 Guidance
Additional earnings guidance will be reviewed during the fourth quarter earnings call on Thursday, February 5, 2015. On April 16, 2015, the company will host an investor day in New York City. Detailed earnings per share guidance for the first and second quarters and the full year will be provided at that event.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2014, FMC had annual sales of approximately $4.0 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2013 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue	$1,092.2	$1,130.7	$4,037.7	$3,874.8

Costs of sales and services	727.0	775.8	2,662.7	2,534.4

Gross margin	365.2	354.9	1,375.0	1,340.4

Selling, general and administrative expenses	229.4	141.7	621.2	515.8
Research and development expenses	38.4	33.0	128.3	117.7
Restructuring and other charges (income)	11.5	0.6	56.5	47.9
Business separation costs	—	—	23.6	—
Total costs and expenses	1,006.3	951.1	3,492.3	3,215.8
Income from operations	85.9	179.6	545.4	659.0
Equity in (earnings) loss of affiliates	0.3	0.4	0.9	0.9
Interest expense, net	15.8	10.8	59.5	42.2

Income from continuing operations before income taxes	69.8	168.4	485.0	615.9
Provision for income taxes	(14.7)	35.5	73.5	148.6
Income from continuing operations	84.5	132.9	411.5	467.3
Discontinued operations, net of income taxes	(6.2)	(101.0)	(89.4)	(159.3)
Net income	$78.3	$31.9	$322.1	$308.0
Less: Net income attributable to noncontrolling interests	1.8	4.8	14.6	14.1
Net income attributable to FMC stockholders	$76.5	$27.1	$307.5	$293.9

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$82.7	$128.1	$396.9	$453.2
Discontinued operations, net of tax	(6.2)	(101.0)	(89.4)	(159.3)
Net income	$76.5	$27.1	$307.5	$293.9
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.62	$0.96	$2.97	$3.34
Discontinued operations	(0.05)	(0.76)	(0.67)	(1.18)
Basic earnings per common share	$0.57	$0.20	$2.30	$2.16
Average number of shares used in basic earnings per share computations	133.5	133.3	133.3	135.2
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.62	$0.95	$2.96	$3.33
Discontinued operations	(0.05)	(0.75)	(0.67)	(1.17)
Diluted earnings per common share	$0.57	$0.20	$2.29	$2.16
Average number of shares used in diluted earnings per share computations	134.3	134.3	134.3	136.1

Other Data:
Capital additions	$75.5	$119.3	$221.0	$271.9
Depreciation and amortization expense	$33.2	$35.5	$131.2	$127.2

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FMC CORPORATION
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)(2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue	$1,092.2	$1,130.7	$4,037.7	$3,874.8

Costs of sales and services	727.0	772.7	2,658.5	2,529.2

Gross margin	365.2	358.0	1,379.2	1,345.6

Selling, general and administrative expenses	124.0	133.4	469.9	472.9
Research and development expenses	38.4	33.0	128.3	117.7
Equity in (earnings) loss of affiliates	0.3	0.4	0.9	0.9

Total costs and expenses	889.7	939.5	3,257.6	3,120.7

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$202.5	$191.2	$780.1	$754.1

Interest expense, net	15.8	10.8	59.5	42.2
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$186.7	$180.4	$720.6	$711.9

Provision for income taxes	33.9	34.2	164.9	169.4
Net income attributable to noncontrolling interests	1.8	4.8	14.6	14.1
Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$151.0	$141.4	$541.1	$528.4

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.12	$1.05	$4.03	$3.88
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.3	134.3	134.3	136.1
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(1) Referred to as Adjusted Operating Profit.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net income attributable to FMC stockholders (GAAP)	$76.5	$27.1	$307.5	$293.9
Corporate special charges (income):
Restructuring and other charges (income) (a)	11.5	0.6	56.5	47.9
Non-operating pension and postretirement charges (b)	2.1	8.1	10.5	38.1
Business separation costs (c)	—	—	23.6	—
Acquisition/divestiture related charges (d)	103.3	3.3	145.0	10.0
Income tax expense (benefit) on Corporate special charges (income)	(46.3)	(4.2)	(87.5)	(35.3)
Discontinued operations, net of income taxes (e)	6.2	101.0	89.4	159.3
Tax expense (benefit) adjustments (f)	(2.3)	5.5	(3.9)	14.5

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$151.0	$141.4	$541.1	$528.4

Diluted earnings per common share (GAAP)	$0.57	$0.20	$2.29	$2.16
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.08	0.01	0.42	0.35
Non-operating pension and postretirement charges	0.02	0.06	0.08	0.28
Business separation costs	—	—	0.18	—
Acquisition/divestiture related charges	0.77	0.02	1.08	0.07
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.35)	(0.03)	(0.66)	(0.26)
Discontinued operations per diluted share	0.05	0.75	0.67	1.17
Tax adjustments per diluted share	(0.02)	0.04	(0.03)	0.11

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.12	$1.05	$4.03	$3.88

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.3	134.3	134.3	136.1
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(a) Three Months Ended December 31, 2014:
Restructuring and other charges (income) includes income of $26.6 million associated with a sale of a partial stake in our 20% owned European based distribution company offset by a charge of $5.0 million associated with a license agreement entered into for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development both of which pertain our FMC Agricultural Solutions segment. Additionally, this amount includes charges of $8.1 million associated with a reorganization of our Health and Nutrition segment and continuing environmental sites treated as a Corporate charge of $23.7 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $1.3 million.
Three Months Ended December 31, 2013:
Restructuring and other charges (income) represents net miscellaneous charges of $0.6 million.
Twelve Months Ended December 31, 2014:
Restructuring and other charges (income) includes income of $26.6 million associated with a sale of a partial stake in our 20% owned European based distribution company offset by a charge of $22.0 million associated with various license agreements entered into for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development both of which pertain our FMC Agricultural Solutions segment. Additionally, this amount includes charges of $13.9 million associated with a reorganization of our

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Health and Nutrition segment and continuing environmental sites treated as a Corporate charge of $43.7 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $3.5 million.
Twelve Months Ended December 31, 2013:
Restructuring and other charges (income) include charges of $32.1 million primarily related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development. Also included are charges of $9.1 million associated with our Lithium restructuring within our FMC Minerals segment. Additionally, this amount includes charges associated with continuing environmental sites as a Corporate charge of $6.2 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $0.5 million.
(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) On September 8, 2014, we announced that we will no longer proceed with the planned separation as a result of the planned acquisition of Cheminova A/S and divestiture of our FMC Alkali Chemicals division (see footnote "d" below). Business separation costs for the three and twelve months ended December 31, 2014 represent charges associated with the planned separation activities through September 8, 2014. There were no charges for the three and twelve months ended December 31, 2013.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting, legal and professional fees and gains or losses on hedging purchase price associated with the planned or completed acquisitions and costs incurred associated with the planned divestiture of our FMC Alkali Chemicals division. Amounts represent the following:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in Millions)	2014	2013	2014	2013
Acquisition related charges - Cheminova A/S
Legal and professional fees (1)	$17.0	$—	$32.2	$—
Unrealized loss/(gain) on hedging purchase price (1)	78.4	—	99.6	—
Acquisition related charges - Epax
Legal and professional fees (1)	—	0.2	—	4.8
Inventory fair value step-up amortization (2)	—	3.1	4.2	5.2
Divestiture related charges - FMC Alkali Chemicals division
Legal and professional fees (1)	7.9	—	9.0	—
Acquisition/divestiture related charges	$103.3	$3.3	$145.0	$10.0
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(1)	On the condensed consolidated statements of income, these charges are included in “Selling, general and administrative expenses.”

(2)	On the condensed consolidated statements of income, these charges are included in “Costs of sales and services.”

(e) Discontinued operations includes our FMC Peroxygens business results as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
For the twelve months ended December 31, 2014, the balance includes the final divestiture charge of $34.4 million associated with the sale of FMC Peroxygens business which was completed on February 28, 2014.
For the three and twelve months ended December 31, 2013, included an impairment charge of $91.7 million ($71.3 million after-tax) and $156.7 million ($122.1 million after-tax), respectively, to adjust the FMC Peroxygens assets held for sale to fair value.
(f) The tax adjustments in the three and twelve months ended December 31, 2014 were related to revisions to our tax liabilities associated with prior year tax matters. The tax charges in the three and twelve months ended December 31, 2013 are primarily associated with the expected sale of our discontinued FMC Peroxygens segment as well as adjustments to U.S. state deferred tax balances established prior to 2013 driven by changes in the enacted tax rates.

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RECONCILIATION OF NET INCOME (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS,
BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net income (GAAP)	$78.3	$31.9	$322.1	$308.0
Restructuring and other charges (income)	11.5	0.6	56.5	47.9
Non-operating pension and postretirement charges	2.1	8.1	10.5	38.1
Business separation costs	—	—	23.6	—
Acquisition/Divestiture related charges	103.3	3.3	145.0	10.0
Discontinued operations, net of income taxes	6.2	101.0	89.4	159.3
Interest expense, net	15.8	10.8	59.5	42.2
Provision for income taxes	(14.7)	35.5	73.5	148.6
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$202.5	$191.2	$780.1	$754.1
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(1) Referred to as Adjusted Operating Profit.

RECONCILIATION OF PROVISION FOR INCOME TAXES (GAAP) TO
ADJUSTED EARNINGS - PROVISION FOR INCOME TAXES,
EXCLUDING CERTAIN TAX ITEMS (NON-GAAP)
(Unaudited, in millions, except percentages)

	Three Months Ended						Twelve Months Ended
	December 31						December 31
	2014			2013			2014			2013
	Provision (Benefit)	Tax Rate		Provision (Benefit)	Tax Rate		Provision (Benefit)	Tax Rate		Provision (Benefit)	Tax Rate
GAAP - Provision for income taxes	$(14.7)	(21.1)%		$35.5	21.1%		$73.5	15.2%		$148.6	24.1%
Adjusted earnings tax adjustments:
Income tax expense (benefit) on Corporate special charges (income) (1)	(46.3)			(4.2)			(87.5)			(35.3)
Tax expense (benefit) adjustments (1)	(2.3)			5.5			(3.9)			14.5
Adjusted Earnings - Provision for income taxes (Non-GAAP)	$33.9	18.2%		$34.2	19.0%		$164.9	22.9%		$169.4	23.8%
Certain tax items:
Tax effect of foreign currency remeasurement expense (benefit) (2)	(6.1)			(5.6)			(11.3)			(5.6)
Adjusted earnings - Provision for income taxes, excluding certain tax items (Non-GAAP)	$40.0	21.4%	(3)	$39.8	22.1%	(3)	$176.2	24.5%	(3)	$175.0	24.6%	(3)
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(1)
Referred to the Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP) for more detail.

(2)	Amount represents tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations. These tax adjustments are treated as permanent items in accordance GAAP.

(3)	Referred to as Underlying Adjusted Tax Rate.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue
FMC Agricultural Solutions	$626.9	$677.7	$2,173.8	$2,145.7
FMC Health and Nutrition	191.8	189.8	828.2	762.0
FMC Minerals	273.5	263.2	1,035.7	970.0
Eliminations	—	—	—	(2.9)
Total	$1,092.2	$1,130.7	$4,037.7	$3,874.8
Income from continuing operations before income taxes
FMC Agricultural Solutions	130.3	136.8	497.8	539.0
FMC Health and Nutrition	44.2	40.4	187.9	169.5
FMC Minerals	47.9	36.2	166.7	128.3
Eliminations	—	0.3	—	—
Segment operating profit (a)	222.4	213.7	852.4	836.8
Corporate and other	(19.9)	(22.5)	(72.3)	(82.7)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$202.5	$191.2	$780.1	$754.1

Interest expense, net	(15.8)	(10.8)	(59.5)	(42.2)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(11.5)	(0.6)	(56.5)	(47.9)
Non-operating pension and postretirement charges (c)	(2.1)	(8.1)	(10.5)	(38.1)
Business separation charges (d)	—	—	(23.6)	—
Acquisition/divestiture related charges (e)	(103.3)	(3.3)	(145.0)	(10.0)
Provision for income taxes	14.7	(35.5)	(73.5)	(148.6)
Discontinued operations, net of income taxes (f)	(6.2)	(101.0)	(89.4)	(159.3)
Net income attributable to noncontrolling interests	(1.8)	(4.8)	(14.6)	(14.1)
Net income attributable to FMC stockholders	$76.5	$27.1	$307.5	$293.9
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(a) Referred to as Segment Earnings.
(b) Three Months Ended December 31, 2014: Amounts related to FMC Agricultural Solutions income of $21.5 million, FMC Health and Nutrition charges of $8.2 million and Corporate charges of $24.8 million.
Three Months Ended December 31, 2013: Amounts related to FMC Health and Nutrition charges of $0.2 million, FMC Minerals income of $3.2 million and Corporate charges of $3.6 million.
Twelve Months Ended December 31, 2014: Amounts related to FMC Agricultural Solutions income of $4.5 million, FMC Health and Nutrition charges of $14.1 million, FMC Minerals charges of $0.1 million and Corporate charges of $46.8 million.
Twelve Months Ended December 31, 2013: Amounts related to FMC Agricultural Solutions charges of $32.6 million, FMC Health and Nutrition charges of $1.0 million, FMC Minerals charges of $6.4 million and Corporate charges of $7.9 million.
(c) See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(e) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(f) See Note (e) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

Press Release Schedules - Page 6

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$109.5	$123.2
Trade receivables, net	1,751.0	1,484.3
Inventories	636.5	688.4
Other current assets	214.7	236.8
Deferred income taxes	222.7	214.0
Current assets of discontinued operations held for sale	—	198.3
Total current assets	2,934.4	2,945.0

Property, plant and equipment, net	1,308.5	1,248.3
Goodwill	352.5	389.4
Deferred income taxes	200.1	91.4
Other long-term assets	545.0	561.1
Total assets	$5,340.5	$5,235.2

Short-term debt and current portion of long-term debt	$525.2	$697.8
Accounts payable, trade and other	433.5	475.2
Accrued customer rebates	237.6	203.7
Guarantees of vendor financing	50.2	27.9
Accrued pensions and other postretirement benefits, current	12.7	12.7
Other current liabilities	651.2	521.2
Current liabilities of discontinued operations held for sale	—	48.2
Total current liabilities	1,910.4	1,986.7

Long-term debt	1,153.4	1,154.1
Long-term liabilities	712.7	522.3
Equity	1,564.0	1,572.1
Total liabilities and equity	$5,340.5	$5,235.2

Press Release Schedules - Page 7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months ended December 31
	2014	2013
Cash provided (required) by operating activities of continuing operations	$418.9	$378.8

Cash provided (required) by operating activities of discontinued operations	(45.2)	(50.1)

Cash provided (required) by investing activities of continuing operations	(233.7)	(628.5)

Cash provided (required) by investing activities of discontinued operations	198.5	(24.7)

Cash provided (required) by financing activities of continuing operations:
Net borrowings (repayments) under committed credit facilities	—	(130.0)
Increase (decrease) in short-term debt	(139.6)	613.3
Financing fees	(10.6)	(4.0)
Repayments of long-term debt	(34.6)	(4.9)
Proceeds from borrowings of long-term debt	3.0	410.5
Net distributions to and acquisitions of noncontrolling interests	(98.7)	(89.9)
Contingent consideration paid	—	(1.0)
Dividends paid	(78.1)	(73.6)
Repurchases of common stock under publicly announced program	—	(359.9)
Other repurchases of common stock	(4.7)	(7.1)
Excess tax benefits from share-based compensation	4.7	7.1
Issuances of common stock, net	8.6	10.7
Cash provided (required) by financing activities	(350.0)	371.2
Effect of exchange rate changes on cash	(2.2)	(0.6)
Increase (decrease) in cash and cash equivalents	(13.7)	46.1

Cash and cash equivalents, beginning of year	123.2	77.1

Cash and cash equivalents, end of period	$109.5	$123.2

Press Release Schedules - Page 8